Exhibit 23.2

CONSENT OF STRADLING YOCCA CARLSON & RAUTH, P.C.

June 11, 2015

VolitionRx Limited
1 Scotts Road
#24-05 Shaw Centre
Singapore  228208

Re:

VolitionRx Limited Registration Statement on Form S-3

Ladies and Gentlemen:

We consent to the use of our opinion dated April 11, 2014 as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Stradling Yocca Carlson & Rauth